EXHIBIT 8.2

September 12, 2002

Direct Dial	Client No.
(213) 229-7000	C 66093-00115

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067

Re: Registration Statement on Form S-4
File No. 333-83672

Ladies and Gentlemen:

You have requested our opinion as to certain United States federal income tax consequences of the merger transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2002, by and among TRW Inc., an Ohio corporation (“Company”), Northrop Grumman Corporation, a Delaware corporation (“Parent”), and Richmond Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Sub”). Pursuant to the Merger Agreement, Sub will merge with and into Company.

We hereby confirm our opinion as set forth under the heading “Certain Federal Income Tax Consequences of the Merger” in the Registration Statement on Form S-4 (File No. 333-83672) filed with the United States Securities and Exchange Commission (the “Registration Statement”). We also hereby consent to the reference to us under the heading “Certain Federal Income Tax Consequences of the Merger” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP